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 AS FILED WITH THE COMMISSION ON NOVEMBER 22, 2006 - REGISTRATION NO. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -----------------

                           DELTA GALIL INDUSTRIES LTD.
             (Exact name of Registrant as specified in its charter)

                ISRAEL                                   NOT APPLICABLE
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                   Identification Number)

                                TEXTILE BUILDING
                                2 KAUFMAN STREET
                             TEL AVIV 68012, ISRAEL
              (Address of Registrant's principal executive offices)

                 DELTA GALIL INDUSTRIES LTD. 2006 INCENTIVE PLAN
                  DELTA GALIL INDUSTRIES LTD. 2006 OPTION PLAN
                            (Full title of the plans)

                              DELTA GALIL USA INC.
                             150 MEADOWLANDS PARKWAY
                               SECUACUS, NJ 07094
                                 (201) 902-0055
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                                 DANIEL GAMULKA
                       GROSS, KLEINHENDLER, HODAK, HALEVY,
                                 GREENBERG & CO.
                       ONE AZRIELI CENTER, ROUND BUILDING
                             TEL AVIV 67021, ISRAEL

                                           CALCULATION OF REGISTRATION FEE
===================================================================================================================
 TITLE OF SECURITIES      AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
   TO BE REGISTERED       REGISTERED(1)       OFFERING PRICE PER        AGGREGATE OFFERING      REGISTRATION FEE
                                                   SECURITY                   PRICE
-------------------------------------------------------------------------------------------------------------------
  Ordinary Shares            164,006        $         10.10            $ 1,656,461 (2)
                              50,000        $          9.20            $   460,000 (3)
                             735,992        $          8.43            $ 6,204,413 (3)
                              25,002        $          7.59            $   189,765 (3)
                             425,000        $          7.26            $ 3,085,500 (3)           $     1,241
                          ----------                                   ---------------
                           1,400,000                                   $11,596,139
                                                                       ===============
-------------------------------------------------------------------------------------------------------------------

(1) This registration statement on Form S-8 (this "REGISTRATION STATEMENT") covers an aggregate of 1,400,000 ordinary shares, par value NIS 1.00 per share (the "SHARES") of Delta Galil Industries Ltd. (the "REGISTRANT") available for issuance under the Delta Galil Industries Ltd. 2006 Incentive Plan and Delta Galil Industries Ltd. 2006 Option Plan (collectively, the "PLANS"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), this Registration Statement shall also cover any additional Shares that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based upon the average of the high and low prices of the Shares as reported on the Nasdaq Global Market on November 20, 2006.

(3) Represent Shares available for issuance under the Plans pursuant to outstanding stock options with a fixed exercise price. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the price at which the options may be exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *


-------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with, or furnished to, the Securities and Exchange Commission (the "Commission") by the Registrant, are incorporated herein by reference into this Registration Statement:

        (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on June 28, 2006;

        (b) Amendment No.1 and Amendment No. 2 to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on April 13 and 25, 2006, respectively;

        (c) The Registrant's Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") on the following dates: January 3, January 31, March 22, May 10, June 8, September 20, October 5, October 23, 2006 and November 8, 2006; and

        (d) The description of the Registrant's ordinary shares, par value NIS 1.00 per share contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12(g) of the Exchange Act on March 15, 1999.

         In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not required.


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ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Under the Companies Law of 1999 (the "COMPANIES LAW"), an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or prohibited distribution to shareholders.

         An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on or incurred by him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. In addition, under the Companies Law, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

        o reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

        o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

                An Israeli company may, and our articles of association authorize us to, insure an office holder against the following liabilities incurred for acts performed as an office holder:

        o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

        o       a breach of duty of care to the company or to a third party; and

        o a financial liability imposed on the office holder in favor of a third party.

                An Israeli company may not indemnify or insure an office holder against any of the following:

        o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

        o a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

        o an act or omission committed with intent to derive illegal personal benefit; or

        o       a fine levied against the office holder.

         We have obtained directors' and officers' liability insurance covering our officers and directors for claims arising from wrongful acts they committed in their capacity as an officer or a director.

         We have also issued indemnity undertakings to our office holders to indemnify them for amounts that they may be obligated to pay in litigation related to their service arising in one of the types of events enumerated in the undertaking. Such indemnification is capped at an aggregate of $15 million for all office holders in respect of the same series of events, less any amount reimbursed by our directors and officers insurance, provided however, that the total amount of indemnity may not exceed 25% of our shareholders' equity on the date of the payment of amounts pursuant to the undertaking.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See attached Exhibit Index.

ITEM 9.  UNDERTAKINGS.

                (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

                (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel on the 22nd day of November, 2006.

                                     DELTA GALIL INDUSTRIES LTD.



                                     By:    /s/ Aviram Lahav
                                            ------------------------------------
                                            Name:   Aviram Lahav
                                            Title:  Chief Executive Officer


            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Delta Galil Industries Ltd. has signed this Registration Statement on this 22nd of November, 2006.



                                     DELTA GALIL USA INC.

                                     By:    /s/ Steven Lockcuff
                                            ------------------------------------
                                            Name: Steven Lockcuff
                                            Title: VP Finance

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Aviram Lahav and Yossi Hajaj, and each of them, as such person's true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments and supplements, and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 22nd day of November, 2006.

Signature                                          Title
---------                                          -----

/s/ Aviram Lahav                                   Chief Executive Officer
---------------------------------------            (principal executive officer)
Aviram Lahav

/s/ Yossi Hajaj                                    Senior Vice President and
---------------------------------------            Chief Financial Officer
Yossi Hajaj                                        (principal financial officer)

/s/ Dov Lautman                                    Chairman of the Board
---------------------------------------
Dov Lautman

/s/ Issac Dabah                                    Vice Chairman of the Board
---------------------------------------
Isaac Dabah

/s/ Israel Baum                                    Director
---------------------------------------
Israel Baum

/s/ Gideon Chitayat                                Director
---------------------------------------
Gideon Chitayat

                                                   Director
---------------------------------------
Aharon Dovrat

                                                   Director
---------------------------------------
Harvey M. Krueger

/s/ Noam Lautman                                   Director
---------------------------------------
Noam Lautman

/s/ Leah Perez                                     Director
---------------------------------------
Leah Perez

/s/ Dan Propper                                    Director
---------------------------------------
Dan Propper

/s/ Arnon Tiberg                                   Director
---------------------------------------
Arnon Tiberg

/s/ Giora Morag                                    Director
---------------------------------------
Giora Morag

/s/ Amnon Neubach                                  Director
---------------------------------------
Amnon Neubach

                                  EXHIBIT INDEX

Exhibit No.     Description of Document
-----------     -----------------------

  3.1 Memorandum of Association of the Registrant, as amended (incorporated by reference to the Registrant's Annual Report on Form 20-F, filed with the Commission on June 8, 2001.

  3.2 Articles of Association of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 20-F, filed with the Commission on June 8, 2001).

  4.1 Specimen Certificate for ordinary shares (incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form F-1 (File no. 333-10062), filed with the Commission on March 16, 1999).

  5.1* Opinion of I. Amihud Ben-Porath, Hamou & Co. as to the legality of the securities being registered.

  23.1*         Consent of Kesselman & Kesselman, a member of
                PricewaterhouseCoopers International Limited.

  23.2*         Consent of Baker Tilly.

  23.3* Consent of Allied for Accounting and Auditing, a member of Ernst & Young Global.

  23.4*         Consent of I. Amihud Ben-Porath, Hamou & Co. (included in
                Exhibit 5.1)

  24.1* Power of Attorney (included on the signature page of this Registration Statement).

  99.1 Delta Galil Industries Ltd. 2006 Incentive Plan (incorporated by reference to Exhibit 4.10 to the Registrant's Annual Report on Form 20-F, filed with the Commission on July 28, 2006).

  99.2 Delta Galil Industries Ltd. 2006 Option Plan (English translation) (incorporated by reference to Exhibit 4.11 to the Registrant's Annual Report on Form 20-F, filed with the Commission on July 28, 2006).

----------------------------
* Filed herewith.